EXHIBIT 99.1

Chemung Financial Corporation Reports First Quarter 2020 Net Income of $2.5 million, or $0.51 per Share

ELMIRA, N.Y., May 04, 2020 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $2.5 million, or $0.51 per share, for the first quarter of 2020, compared to $4.5 million, or $0.92 per share, for the first quarter of 2019.

“Our first quarter 2020 net income totaled $2.5 million, or $0.51 per share. While this result is less than the comparable quarter of 2019, we believe our additional provision for loan loss in the current quarter reflects our assessment of the weakening economic conditions, not just throughout our footprint, but regionally and globally,” according to Anders M. Tomson, President and CEO of Chemung Financial Corporation. “The states of emergencies declared nationally, as well as in New York and Pennsylvania, have prompted the temporary closure of non-essential businesses, resulting in layoffs, furloughs or terminations of employees. Many of the impacted individuals and businesses are our clients,” Tomson said.  “In an effort to mitigate the long-term financial impact to our company resulting from the COVID-19 pandemic’s effects, we have been continuously and carefully evaluating the conditions contributing to this financial uncertainty, and we have been responsive and focused in the application of our resources.  This includes evaluating our allowance and increasing our provision for loan losses, participating in the Paycheck Protection Program for the benefit our communities and customers, and providing our employees, a safe work environment,” Tomson added.

First Quarter Highlights1:

  Total shareholders’ equity increased $7.8 million, or 4.28%

  Tangible book value per share increased from $32.74 to  $34.25, or 4.61% 2

  Book value per share increased from $37.35 to $38.83, or 1.96%

  Average interest earning assets increased $9.8 million to $1.716 billion for the first quarter 2020 when compared to average interest earning assets for the 4th quarter of 2019

  Net charge-offs to average loans decreased from 0.21% in the 4th quarter of 2019 to 0.09% for the 1st quarter of 2020

  Total equity to total assets at the end of the period increased from 10.22% to 10.34%

  Loans, net of deferred fees, increased $11.2 million, or 0.86%

  Provision for loan losses recorded in the 1st quarter of 2020 was $3.1 million, of which, $2.7 million was specifically related to the identification of COVID-19 related credit risks

1 Balance sheet comparisons are calculated for March 31, 2020 versus December 31, 2019.
2 See GAAP to Non-GAAP Reconciliations, included within.

1st Quarter 2020 vs 1st Quarter 2019

Net Interest Income:

Net interest income for the three months ended March 31, 2020 totaled $15.1 million compared with $15.2 million for the prior year period, a decrease of $0.1 million, or 0.7%, due primarily to decreases of $0.3 million in interest income on loans, including fees, $0.3 million in interest income on interest-earning deposits, offset by an increase of $0.3 million in interest and dividend income on taxable securities and a decrease of $0.2 million in interest expense on deposits. The decrease in loan income was due primarily to a decrease of $334 thousand in interest income on consumer loans attributable to both decreases in average balances and average portfolio yield and a decrease of $55 thousand in interest income on commercial loans which was due to a decrease in average portfolio yield of 21 basis points. These decreases were offset by an increase of $115 thousand in interest income on mortgage loans, which can be attributed to an increase of $10.1 million in average loan balances. The decrease in interest on interest-earning deposits was due primarily to the sharp drop in interest rates on overnight deposits with the average yield on interest-earning deposits declining from 2.52% in the first quarter of 2019 to 1.44% in the first quarter of 2020. The increase in interest income on taxable securities was due primarily to an increase in average invested balances of $38 million. The decrease in interest expense on deposits was due primarily to a decrease of $298 thousand in interest-bearing checking, savings, and money market interest expense, which was due to decreases in rates paid on these products as a result of the Federal Reserve's 50 and 100 basis point drops on overnight rates in March, 2020.  This decrease was offset in part by an increase of $123 thousand in interest expense on time deposits. Fully taxable equivalent net interest margin was 3.55% for the three months ended March 31, 2020, compared with 3.71% for the same quarter in the prior year. Average interest-earning assets increased $44.5 million in the first quarter of 2020 compared to the same quarter in the prior year. The average yield on interest-earning assets decreased 21 basis points in the first quarter of 2020 when compared to the first quarter of the prior year, while the average cost of interest-bearing liabilities decreased eight basis points when compared to the same quarter in the prior year.

Provisions for loan losses for the three months ended March 31, 2020 totaled $3.1 million compared with $1.1 million for the same period in the prior year, an increase of $2.0 million, or 179%.  The Corporation is closely monitoring our loan portfolio for effects related to COVID-19.The increase in provision for loan losses was primarily driven by adjustments to our qualitative loss reserve factors relating to local, national, and global economic conditions which may impact certain industries.

Non-Interest Income:

Non-interest income for the three months ended March 31, 2020 was $4.7 million compared with $4.9 million for the prior year period, a decrease of $0.2 million, or 4%. The decrease was due primarily to decreases of $0.3 million in the change in fair value of equity investments, $0.1 million in service charges on deposit accounts, and $0.1 million in interchange revenue from debit card transactions, offset by increases of $0.1 million in income from bank owned life insurance and $0.2 million in other non-interest income. The decrease in the change in fair value of equity investments was primarily attributed to the general decline in the equity markets during the first quarter of 2020. There was a decrease of $79 thousand in equity securities held by the Bank and a decrease of $167 thousand in the value of the investments that support the Company's deferred compensation plan. The decrease in service charges on deposit accounts was primarily attributed to a decrease of $96 thousand in non-sufficient fund fees (NSF).  The decrease in interchange revenue from debit card transactions was primarily attributed to a decrease in the overall debit card usage in March 2020. The increase in income from bank owned life insurance was due to proceeds received related to a death benefit. The increase in other non-interest income was due primarily to an increase in interest rate swap fees earned, partially offset by an increase in the interest rate swap valuation reserve.

Non-Interest Expense:

Non-interest expense for the three months ended March 31, 2020 was $13.7 million compared with $13.5 million for the first quarter of the prior year, an increase of $0.2 million, or 1.9%. The increase was due primarily to increases of $0.2 million in other non-interest expense, $0.2 million in data processing expense, and $0.1 million in loan expense, offset by decreases of $0.1 million in other components of net periodic pension and post-retirement benefits, $0.1 million in professional services, and $0.1 million in furniture and equipment expense.The increase in other non-interest expense was due primarily to a credit received in check card rewards expenses in the prior year. The increase in data processing expense was primarily attributed to an increase in the cost of our core operating system which was outsourced in 2019. The increase in loan expense was primarily attributed to legal fees associated with a legal action taken by the Corporation related to the $4.2 million impairment of a commercial credit disclosed in the Corporation's Current Report on Form 8-K, dated September 12, 2019. The decrease in other components of net periodic pension cost (benefits) was primarily attributed to a change in actuarial adjustments related to the employee pension plan. The decrease in professional services was primarily attributed to timing differences. The decrease in furniture and equipment expenses was primarily attributed to a decrease in the overall depreciation expense after the closure of two branch locations in 2019.

Income Tax Expense:

Income tax expense for the three months ended March 31, 2020 was $0.5 million compared with $1.0 million for the prior year period, a decrease of $0.5 million in income tax expense.  The effective tax rate for the three months ended March 31, 2020 decreased to 16.8% compared with 18.8% for the prior year period.  The decrease in income tax expense was primarily due to a decrease in pretax income.

1st Quarter 2020 vs 4th Quarter 2019

Net Interest Income:

Net interest income for the current quarter totaled $15.1 million compared with $15.2 million for the prior quarter, a decrease of $0.1 million, or 0.9% due primarily to decreases of $0.3 million in interest income from loans, including fees, and $0.1 million in interest income on interest-earning deposits, offset by a decrease of $0.3 million in interest expense on deposits. The decrease in loan income, interest-earning deposits income and deposits expense were due primarily to the sharp decline in interest rates in the first quarter of 2020 as a result of the Federal Reserve's 50 and 100 basis point drops on overnight rates in March, 2020. The average yield on loans fell from 4.43% in the fourth quarter of 2019 to 4.37% in the first quarter of 2020, the average yield on interest-earning deposits fell from 1.84% in the fourth quarter of 2019 to 1.44% in the first quarter of 2020, and the average cost of interest-bearing deposits fell from 0.56% in the fourth quarter of 2019 to 0.47% in the first quarter of 2020. Fully taxable equivalent net interest margin was 3.55% in the current quarter compared to 3.56% in the prior quarter.  Average interest-earning assets increased $9.8 million in the current quarter, while the average yield on interest-earning assets decreased six basis points from 3.92% in the prior quarter to 3.86% to the current quarter.

Provisions for loan losses for the current quarter totaled $3.1 million compared with $0.3 million for the prior quarter, an increase of $2.8 million.  The Corporation is closely monitoring our loan portfolio for effects related to COVID-19. The increase in provision for loan losses was primarily driven by adjustments to our qualitative loss reserve factors relating to local, national, and global economic conditions which may impact certain industries.

Non-Interest Income:

Non-interest income for the current quarter was $4.7 million compared with $5.1 million for the prior quarter, a decrease of $0.4 million, or 7.4%. The decrease in non-interest income can be attributed to decreases of $0.2 million in the change in fair value of equity investments,  $0.2 million in wealth management group fee income, and $0.1 million in service charges on deposit accounts, offset by an increase of $0.1 million in bank owned life insurance income and $0.2 million in other non-interest income. The decrease in the change in fair value of equity investments was primarily attributed to the general decline in the equity markets during the first quarter of 2020. The decrease in wealth management group fee income was due primarily to the decrease in the market value of assets under management on which wealth management group fee income is based. The decrease in service charges on deposit accounts was primarily attributed to a decrease of $138 thousand in NSF fees. The increase in income from bank owned life insurance was due to proceeds received related to a death benefit. The increase in other non-interest income was due primarily to an increase in interest rate swap fees earned, offset by an increase in the interest rate swap valuation reserve.

Non-Interest Expense:

Non-interest expense for the current quarter was $13.7 million compared with $14.9 million for the prior quarter, a decrease of $1.1 million, or 7.4%. The decrease can be mostly attributed to decreases of $0.5 million in other non-interest expense, $0.3 million in professional services, $0.3 million in salaries and wages, $0.2 million in furniture and equipment expense, and $0.1 million in other components of net periodic pension and post-retirement benefits, offset by an increase of $0.2 million in FDIC insurance expense. The decrease in other non-interest expense was due primarily to the timing of certain expenses at the end of the prior year, and a $0.3 million charge taken at December 31, 2019 to recognize the impairment of a fixed asset associated with the closure of our Towanda, PA branch on April 30, 2020. The decrease in professional services was due primarily to the timing of special project expenses in the prior quarter. The decrease in salaries and wages was due primarily to the acceleration of expense in the prior quarter related to the restricted stock for a retiring executive. The decrease in furniture and equipment expense was due primarily to a decrease in purchases in furniture and equipment and reductions in depreciation expense on related assets. The decrease in other components of net periodic pension and post-retirement benefits was due primarily to actuarial changes in accounting for the employee pension plan in the prior quarter. The increase in FDIC insurance was due primarily to the credit adjustment related to the Deposit Insurance Fund's (DIF) minimum reserve assessment in the fourth quarter of 2019.

Income Tax Expense:

Income tax expense for the current quarter was $0.5 million compared with $1.0 million for the prior quarter, a decrease of $0.5 million in income tax expense.  The effective tax rate for the current quarter decreased to 16.8% compared with 19.1% in the prior period.  The decrease in income tax expense was primarily due to a decrease in pretax income.

Asset Quality

Non-performing loans totaled $17.9 million at March 31, 2020, or 1.36% of total loans, compared with $18.0 million at December 31, 2019, or 1.38% of total loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $18.3 million, or 1.00% of total assets, at March 31, 2020, compared with $18.5 million, or 1.04% of total assets, at December 31, 2019. The decrease in non-performing loans can mostly be attributed to payments received on non-performing commercial loans partially offset by additional indirect non-performing consumer loans. The decrease in non-performing assets can be attributed to a combination of payments received on non-performing commercial loans and sales of other real estate owned.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. In the first quarter of 2020, management also evaluated the potential impact of the COVID-19 pandemic as it relates to the loan portfolio. As part of this analysis, management identified what it believes to be higher risk loans through a detailed analysis of industry codes. Management increased certain allowance qualitative factors based on its assessment of the impact of the current pandemic on local, national, and global economic conditions as well as the perceived risks inherent in specific industries and credit characteristics.

Based on this analysis, the provision for loan losses for the current quarter was $3.1 million, an increase of $2.0 million compared with the same period in the prior year.  The increase in the provision for loan losses can be mostly attributed to revised projected loss estimates based on the current economic environment and response to the COVID-19 pandemic. Net charge-offs for the current quarter were $0.3 million, compared with $0.3 million for the same period in the prior year.

The allowance for loan losses was $26.2 million at March 31, 2020 compared with $23.5 million at December 31, 2019.  The allowance for loan losses was 146.16% of non-performing loans at March 31, 2020 compared with 130.38% at December 31, 2019.  The ratio of the allowance for loan losses to total loans was 1.99% at March 31, 2020 compared with 1.79% at December 31, 2019.  The increase in the allowance for loan losses can be mostly attributed to the aforementioned revised projected loss estimates based on the current economic environment and response to the COVID-19 pandemic.

Under Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), "Temporary Relief from Troubled Debt Restructurings" loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 related modifications and therefore will not be treated as TDRs.  As of April 30, 2020, the Corporation has deferred a total of $5.5 million in interest and principal payments for 170 commercial loan clients represented by a total loan balance of $281.3 million, and a total of $1.7 million in interest and principal payments for 806 consumer loan clients, represented by a total loan balance of $36.3 million in our retail and residential real estate businesses.  Of these modifications, 100%, were considered current prior to the forbearance, and primarily reflect deferrals for 90 days.

Balance Sheet Activity

Total assets were $1.841 billion at March 31, 2020 compared with $1.788 billion at December 31, 2019, an increase of $53.5 million, or 3%. The increase can be attributed to increases of $20.2 million in interest earning deposits in other financial institutions, $15.0 million in securities available for sale, $16.7 million in commercial loans, and $9.1 million in other assets, offset by a decrease of $9.8 million in consumer loans  and an increase of $2.8 million in allowance for loan losses. The increase in interest bearing earning deposits was due primarily to strong deposit growth in the first quarter. The increase in securities available for sale was due primarily to purchases of fixed income investments and an increase in the overall market value of investments. The increase in value was directly related to the decline in interest rates. The increase in commercial loans was due primarily to the growth of $12.4 million in loans secured by commercial real estate. The increase in other assets was due primarily to an addition of $9.9 million in interest rate swap assets. The decrease in consumer loans was due primarily to a decrease in indirect auto lending in the first quarter. The increase in the allowance for loan losses was due primarily to revised projected loss estimates based on the current economic environment and response to the COVID-19 pandemic.

Total liabilities were $1.651 billion at March 31, 2020 compared with $1.605 billion at December 31, 2019, an increase of $45.7 million, or 2.9%. The increase in total liabilities can primarily be attributed to an increase of $36.0 million, or 2.3% in deposits, and an increase of $9.9 million in accrued interest payable and other liabilities. The increase in deposits was due primarily to increases of $13.5 million in public deposits, $18.8 million in commercial deposits and $3.7 million in consumer deposits.  The increase in accrued interest payable and other liabilities was due primarily to an increase of $9.9 million in interest rate swap liabilities.

Total shareholders’ equity was $190.4 million at March 31, 2020 compared with $182.6 million at December 31, 2019, an increase of $7.8 million, or 4.3%. The increase in retained earnings of $1.2 million was due primarily to earnings of $2.5 million offset by $1.3 million in dividends declared and stock repurchases. The decrease in accumulated other comprehensive loss of $5.7 million can mostly be attributed to an increase in the fair market value of the securities portfolio.  Also, treasury stock decreased $0.5 million, due to the issuance of shares related to the Corporation's employee benefit plans and directors' stock plans.

The total equity to total assets ratio was 10.34% at March 31, 2020 compared with 10.22% at December 31, 2019.  The tangible equity to tangible assets ratio was 9.24% at March 31, 2020 compared with 9.07% at December 31, 2019.  Book value per share increased to $38.83 at March 31, 2020 from $37.35 at December 31, 2019.  As of March 31, 2020, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.726 billion at March 31, 2020, including $287.3 million of assets under management or administration for the Corporation, compared to $1.915 billion at December 31, 2019, including $289.7 million of assets under management or administration for the Corporation, a decrease of $188.9 million, or 9.9%. The decrease in total assets under management or administration can be mostly attributed to a decrease in the market value of total assets.

As previously announced on March 18, 2020, the Corporation's Board of Directors approved a stock repurchase program which replaces the previously authorized repurchase program.  Under the new repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its outstanding then shares.  The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  During the first quarter of 2020, the Corporation repurchased 3,252 shares of common stock at a total cost of $90,399 under its share repurchase program. The weighted average cost was $27.80 per share repurchased. Remaining buyback authority under the share repurchase program was 246,748 shares at March 31, 2020.

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.8 billion financial services holding company headquartered in Elmira, New York and operates 32 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

During the first quarter 2020, the Bank announced that it will close the Towanda, PA branch on April 30, 2020 leaving 32 operating retail offices.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Chemung Financial Corporation's Response to COVID-19

During the first quarter of 2020 our national economy encountered the impact of the COVID-19 (Coronavirus) pandemic.  On March 1, 2020 the first case of the Coronavirus was reported in New York State. On March 2, 2020 the Corporation held the first meeting of our Incident Response Team (IRT) to execute on the Bank’s pandemic recovery plan and evaluated the impact of the virus on our organization and the communities we serve within our 13 county footprint. Since that time, the Corporation's IRT, which is comprised of members of the Bank’s Executive Management Team and key department managers, has focused on the impact on our major lines of business (retail banking, commercial business services and wealth management), our infrastructure (technology & equipment, system access, IT security, facility operations - including enhanced cleaning protocols and physical security), communications with our staff, clients and the communities we serve, and the health and well-being of our over 360 employees. During this time our IRT has identified two main goals: providing essential banking services to our clients and the communities that we serve, and providing a safe banking environment for our clients and our staff.

We continue to provide essential banking services to our clients and the communities we serve. As of the date of this press release we have 24 of our 32 offices open, offering banking transactions through our drive-up or walk-up windows, while completing more complex transactions inside our lobby, by appointment only and adhering to social distancing guidelines. Offices that have been temporarily closed either had no drive-up/walk-up access, or were in close proximity to other, larger branches and were impacted by reduced office transactions as the result of the Governor’s “stay at home” mandate, as well as, an increase in electronic banking transactions.

In support of our clients financially affected by the COVID-19 pandemic, when requested, we are waiving fees for overdrafts or NSF fees, rebating ATM transaction fees and allowing early withdrawal of CD balances (up to $25,000) without penalty. As of April 30, 2020 we have waived and refunded fees totaling $15,332 to our commercial and retail clients. In addition, the Corporation has deferred a total of $5.5 million in interest and principal payments for 170 commercial loan clients represented by a total loan balance of $281.3 million, and a total of $1.7 million in interest and principal payments for 806 retail loan clients, represented by a total loan balance of $36.3 million in our retail and real estate businesses.

The CARES Act authorized the Small Business Administration (“SBA”) to guarantee loans under a new 7(a) loan program called the Paycheck Protection Program (“PPP”). As a qualified SBA lender, we were automatically authorized to originate PPP loans.  As of April 30, 2020, the Bank submitted 405 applications, which were approved by the SBA, for $145.4 million of loans under the PPP, impacting over 18,000 employees of the approved businesses. The Bank is participating in the second phase of the PPP and as of April 30, 2020, the Company has submitted an additional 590 loans for consideration by the SBA.

Management believes that the Corporation's liquidity position is strong. The Corporation uses a variety of resources to meet its liquidity needs.  These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $100,000 or more, FHLB advances, securities sold under agreements to repurchase, and other borrowings.  At March 31, 2020, the Corporation's cash and cash equivalents balances were $144.5 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of mortgage-backed securities and municipal bonds.  Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of March 31, 2020, the Corporation's investment in securities available for sale was $299.1 million, $102.0 million of which was unpledged collateral. Additionally, the Bank's unused borrowing capacity at the Federal Home Loan Bank of New York was $137.0 million, as of March 31, 2020. The Corporation did not experience excessive draws on available working capital lines of credit and home equity lines of credit during the first quarter of 2020 due to the COVID-19 crisis. Nor has the Corporation experienced any significant or unusual  activity related to customer reaction to the COVID-19 crisis that would create stress on the Corporation's liquidity position.  The Corporation is participating in the Paycheck Protection Program Liquidity Facility (PPPLF) and as of April 30, 2020 has received funding for 141 loans totaling $66.4 million.

With respect to the Corporation's credit risk and lending activities, management has taken actions to identify and assess additional possible credit exposure due to the COVID-19 crisis based upon the industry types within our current loan portfolio. Lending risks, as mentioned, are being monitored by industry, based upon NAICS code, with specific attention being paid to those industries that may experience greater stress during this time.

Loans in deferment status will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. These payment deferrals were not classified as troubled-debt restructured loans during the first quarter. Borrowers that were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case by case basis for troubled debt restructure classification and non-performing loan status. The Corporation anticipates that the number and amount of COVID-19 financial hardship payment deferral requests may increase during the second quarter of 2020.

The COVID-19 crisis is expected to continue to impact the Corporation's financial results, as well as demand for its services and products during the second quarter of 2020 and potentially beyond. The short and long-term implications of the COVID-19 crisis, and related monetary and fiscal stimulus measures on the Corporation's future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are uncertain at this time.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline, making it difficult to grow assets and income;

  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

  our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

  a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;

  our cyber security risks are increased as the result of an increase in the number of employees working remotely;

  we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

  FDIC premiums may increase if the agency experiences additional resolution costs.

Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2020	2019	2019	2019	2019
ASSETS
Cash and due from financial institutions	$27,522	$25,203	$36,497	$32,622	$28,153
Interest-earning deposits in other financial institutions	116,936	96,701	109,801	83,838	97,657
Total cash and cash equivalents	144,458	121,904	146,298	116,460	125,810

Equity investments	1,999	2,174	2,065	2,079	2,032

Securities available for sale	299,075	284,090	267,529	269,286	266,721
Securities held to maturity	3,001	3,115	3,420	4,090	3,861
FHLB and FRB stocks, at cost	3,099	3,099	3,091	3,091	3,143
Total investment securities	305,175	290,304	274,040	276,467	273,725

Commercial	895,741	879,085	878,703	855,298	862,597
Mortgage	192,722	188,338	184,013	183,835	181,428
Consumer	231,998	241,796	243,922	249,238	255,012
Loans, net of deferred loan fees	1,320,461	1,309,219	1,306,638	1,288,371	1,299,037
Allowance for loan losses	(26,233)	(23,478)	(23,923)	(19,656)	(19,745)
Loans, net	1,294,228	1,285,741	1,282,715	1,268,715	1,279,292

Loans held for sale	801	1,185	1,313	624	658
Premises and equipment, net	21,781	22,417	22,962	23,605	24,279
Operating lease right-of-use assets	7,826	8,001	8,051	8,220	8,391
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	610	742	886	1,037	1,188
Accrued interest receivable and other assets	42,627	33,535	33,489	33,966	32,373
Total assets	$1,841,329	$1,787,827	$1,793,643	$1,752,997	$1,769,572

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$469,535	$468,238	$472,600	$451,985	$462,000
Interest-bearing demand deposits	210,493	200,089	208,222	188,843	187,834
Money market accounts	544,024	530,241	510,194	505,084	540,476
Savings deposits	217,789	212,393	215,665	217,434	219,199
Time deposits	166,262	161,177	169,825	177,792	156,993
Total deposits	1,608,103	1,572,138	1,576,506	1,541,138	1,566,502

FHLB advances and other debt	4,028	4,085	4,140	4,195	4,250
Operating lease liabilities	7,919	8,084	8,125	8,250	8,399
Accrued interest payable and other liabilities	30,832	20,893	22,828	21,027	18,887
Total liabilities	1,650,882	1,605,200	1,611,599	1,574,610	1,598,038

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	46,754	46,382	46,464	46,284	46,174
Retained earnings	154,926	153,701	150,759	150,063	146,340
Treasury stock, at cost	(11,204)	(11,710)	(11,956)	(12,062)	(12,191)
Accumulated other comprehensive loss	(82)	(5,799)	(3,276)	(5,951)	(8,842)
Total shareholders' equity	190,447	182,627	182,044	178,387	171,534
Total liabilities and shareholders' equity	$1,841,329	$1,787,827	$1,793,643	$1,752,997	$1,769,572

Period-end shares outstanding	4,905	4,889	4,874	4,868	4,863

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31, 2020		Percent
(in thousands, except per share data)	2020	2019	Change
Interest and dividend income:
Loans, including fees	$14,228	$14,489	(1.8)
Taxable securities	1,487	1,195	24.4
Tax exempt securities	271	273	(0.7)
Interest-earning deposits	398	708	(43.8)
Total interest and dividend income	16,384	16,665	(1.7)

Interest expense:
Deposits	1,286	1,461	(12.0)
Borrowed funds	36	37	(2.7)
Total interest expense	1,322	1,498	(11.7)

Net interest income	15,062	15,167	(0.7)
Provision for loan losses	3,050	1,093	179.0
Net interest income after provision for loan losses	12,012	14,074	(14.7)

Non-interest income:
Wealth management group fee income	2,229	2,276	(2.1)
Service charges on deposit accounts	990	1,104	(10.3)
Interchange revenue from debit card transactions	925	1,031	(10.3)
Change in fair value of equity investments	(246)	89	N/M
Net gains on sales of loans held for sale	75	48	56.3
Net gains (losses) on sales of other real estate owned	(29)	(83)	N/M
Income from bank owned life insurance	119	15	693.3
Other	667	445	49.9
Total non-interest income	4,730	4,925	(4.0)

Non-interest expense:
Salaries and wages	5,768	5,721	0.8
Pension and other employee benefits	1,516	1,545	(1.9)
Other components of net periodic pension and postretirement benefits	(265)	(141)	N/M
Net occupancy	1,522	1,567	(2.9)
Furniture and equipment	475	528	(10.0)
Data processing	1,914	1,727	10.8
Professional services	329	405	(18.8)
Amortization of intangible assets	132	163	(19.0)
Marketing and advertising	324	268	20.9
Other real estate owned expense	29	31	(6.5)
FDIC insurance	250	265	(5.7)
Loan expense	310	196	58.2
Other	1,445	1,222	18.2
Total non-interest expense	13,749	13,497	1.9

Income before income tax expense	2,993	5,502	(45.6)
Income tax expense	502	1,034	(51.5)
Net income	$2,491	$4,468	(44.2)

Basic and diluted earnings per share	$0.51	$0.92
Cash dividends declared per share	0.26	0.26
Average basic and diluted shares outstanding	4,895	4,860

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended
Consolidated Financial Highlights (Unaudited)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2020	2019	2019	2019	2019
RESULTS OF OPERATIONS
Interest income	$16,384	$16,777	$16,808	$16,682	$16,665
Interest expense	1,322	1,576	1,666	1,581	1,498
Net interest income	15,062	15,201	15,142	15,101	15,167
Provision (credit) for loan losses	3,050	261	4,441	150	1,093
Net interest income after provision for loan losses	12,012	14,940	10,701	14,951	14,074
Non-interest income	4,730	5,106	4,956	5,086	4,925
Non-interest expense	13,749	14,851	13,525	13,823	13,497
Income before income tax expense	2,993	5,195	2,132	6,214	5,502
Income tax expense	502	991	176	1,233	1,034
Net income	$2,491	$4,204	$1,956	$4,981	$4,468

Basic and diluted earnings per share	$0.51	$0.87	$0.40	$1.02	$0.92
Average basic and diluted shares outstanding	4,895	4,879	4,871	4,866	4,860

PERFORMANCE RATIOS
Return on average assets	0.55%	0.93%	0.44%	1.15%	1.03%
Return on average equity	5.32%	9.14%	4.29%	11.51%	10.83%
Return on average tangible equity (a)	6.04%	10.43%	4.91%	13.27%	12.56%
Efficiency ratio (unadjusted) (f)	69.47%	73.13%	67.30%	68.47%	67.18%
Efficiency ratio (adjusted) (a) (b)	68.50%	72.08%	66.21%	67.44%	66.04%
Non-interest expense to average assets	3.06%	3.28%	3.05%	3.18%	3.12%
Loans to deposits	82.11%	83.28%	82.88%	83.60%	82.93%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.37%	4.43%	4.50%	4.54%	4.54%
Yield on investments	2.20%	2.29%	2.36%	2.41%	2.42%
Yield on interest-earning assets	3.86%	3.92%	4.03%	4.07%	4.07%
Cost of interest-bearing deposits	0.46%	0.55%	0.60%	0.57%	0.54%
Cost of borrowings	3.58%	3.58%	3.53%	3.52%	3.52%
Cost of interest-bearing liabilities	0.47%	0.56%	0.61%	0.58%	0.55%
Interest rate spread	3.39%	3.36%	3.42%	3.49%	3.52%
Net interest margin, fully taxable equivalent	3.55%	3.56%	3.63%	3.69%	3.71%

CAPITAL
Total equity to total assets at end of period	10.34%	10.22%	10.15%	10.18%	9.69%
Tangible equity to tangible assets at end of period (a)	9.24%	9.07%	9.00%	8.99%	8.50%

Book value per share	$38.83	$37.35	$37.35	$36.64	$35.27
Tangible book value per share (a)	34.25	32.74	32.69	31.95	30.54
Period-end market value per share	32.98	42.50	42.00	48.34	46.93
Dividends declared per share	0.26	0.26	0.26	0.26	0.26

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,310,342	$1,303,349	$1,295,167	$1,290,923	$1,296,200
Interest earning assets	1,715,562	1,705,766	1,665,793	1,654,156	1,671,063
Total assets	1,807,753	1,798,385	1,760,385	1,744,599	1,753,788
Deposits	1,588,147	1,581,645	1,545,858	1,539,739	1,565,371
Total equity	188,427	182,522	180,896	173,534	167,385
Tangible equity (a)	165,911	159,889	158,111	150,598	144,293

ASSET QUALITY
Net charge-offs	$294	$706	$174	$239	$292
Non-performing loans (d)	17,948	18,008	23,468	19,505	15,099
Non-performing assets (e)	18,328	18,525	23,679	19,719	15,304
Allowance for loan losses	26,233	23,478	23,923	19,656	19,745

Annualized net charge-offs to average loans	0.09%	0.21%	0.05%	0.07%	0.09%
Non-performing loans to total loans	1.36%	1.38%	1.80%	1.51%	1.16%
Non-performing assets to total assets	1.00%	1.04%	1.32%	1.12%	0.86%
Allowance for loan losses to total loans	1.99%	1.79%	1.83%	1.53%	1.52%
Allowance for loan losses to non-performing loans	146.16%	130.38%	101.94%	100.77%	130.77%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains or losses on securities transactions.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019			Three Months Ended March 31, 2020 vs. 2019
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$882,150	$9,872	4.50%	$854,201	$9,927	4.71%	$(55)	$355	$(410)
Mortgage loans	191,856	1,836	3.85%	181,721	1,721	3.84%	115	110	5
Consumer loans	236,336	2,544	4.33%	260,278	2,878	4.48%	(334)	(245)	(89)
Taxable securities	251,669	1,488	2.38%	213,702	1,198	2.27%	290	228	62
Tax-exempt securities	42,220	332	3.16%	47,295	333	2.86%	(1)	(36)	35
Interest-earning deposits	111,331	398	1.44%	113,866	708	2.52%	(310)	(15)	(295)
Total interest earning assets	1,715,562	16,470	3.86%	1,671,063	16,765	4.07%	(295)	397	(692)

Non-interest earnings assets:
Cash and due from banks	25,694			27,976
Other assets	90,216			74,002
Allowance for loan losses	(23,719)			(19,253)
Total assets	$1,807,753			$1,753,788

Interest-bearing liabilities:
Interest-bearing checking	$210,027	$160	0.31%	$195,814	$205	0.42%	$(45)	$14	$(59)
Savings and money market	750,814	542	0.29%	754,295	795	0.43%	(253)	(4)	(249)
Time deposits	160,951	584	1.46%	153,264	461	1.22%	123	25	98
FHLB advances and repos	4,048	36	3.58%	4,268	37	3.52%	(1)	(2)	1
Total int.-bearing liabilities	1,125,840	1,322	0.47%	1,107,641	1,498	0.55%	(176)	33	(209)

Non-interest-bearing liabilities:
Demand deposits	466,355			461,998
Other liabilities	27,131			16,764
Total liabilities	1,619,326			1,586,403
Shareholders' equity	188,427			167,385
Total liabilities and shareholders' equity	$1,807,753			$1,753,788

Fully taxable equivalent net interest income		15,148			15,267		$(119)	$364	$(483)
Net interest rate spread (1)			3.39%			3.52%
Net interest margin, fully taxable equivalent (2)			3.55%			3.71%
Taxable equivalent adjustment		(86)			(100)
Net interest income		$15,062			$15,167

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2020	2019	2019	2019	2019
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$15,062	$15,201	$15,142	$15,101	$15,167
Fully taxable equivalent adjustment	86	98	101	104	100
Fully taxable equivalent net interest income (non-GAAP)	$15,148	$15,299	$15,243	$15,205	$15,267

Average interest-earning assets (GAAP)	$1,715,562	$1,705,766	$1,665,793	$1,654,156	$1,671,063

Net interest margin - fully taxable equivalent (non-GAAP)	3.55%	3.56%	3.63%	3.69%	3.71%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income).  The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2020	2019	2019	2019	2019
EFFICIENCY RATIO
Net interest income (GAAP)	$15,062	$15,201	$15,142	$15,101	$15,167
Fully taxable equivalent adjustment	86	98	101	104	100
Fully taxable equivalent net interest income (non-GAAP)	$15,148	$15,299	$15,243	$15,205	$15,267

Non-interest income (GAAP)	$4,730	$5,106	$4,956	$5,086	$4,925
Less: changes in fair value of equity investments	—	—	—	—	—
Less: net (gains) losses on security transactions	—	—	—	(19)	—
Adjusted non-interest income (non-GAAP)	$4,730	$5,106	$4,956	$5,067	$4,925

Non-interest expense (GAAP)	$13,749	$14,851	$13,525	$13,823	$13,497
Less: amortization of intangible assets	(132)	(144)	(151)	(151)	(163)
Less: legal reserve	—	—	—	—	—
Adjusted non-interest expense (non-GAAP)	$13,617	$14,707	$13,374	$13,672	$13,334

Efficiency ratio (unadjusted)	69.47%	73.13%	67.30%	68.47%	67.18%
Efficiency ratio (adjusted)	68.50%	72.08%	66.21%	67.44%	66.04%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets.  Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets.  Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2020	2019	2019	2019	2019
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$190,447	$182,627	$182,044	$178,387	$171,534
Less: intangible assets	(22,434)	(22,566)	(22,710)	(22,861)	(23,012)
Tangible equity (non-GAAP)	$168,013	$160,061	$159,334	$155,526	$148,522

Total assets (GAAP)	$1,841,329	$1,787,827	$1,793,643	$1,752,997	$1,769,572
Less: intangible assets	(22,434)	(22,566)	(22,710)	(22,861)	(23,012)
Tangible assets (non-GAAP)	$1,818,895	$1,765,261	$1,770,933	$1,730,136	$1,746,560

Total equity to total assets at end of period (GAAP)	10.34%	10.22%	10.15%	10.18%	9.69%
Book value per share (GAAP)	$38.83	$37.35	$37.35	$36.64	$35.27

Tangible equity to tangible assets at
end of period (non-GAAP)	9.24%	9.07%	9.00%	8.99%	8.50%
Tangible book value per share (non-GAAP)	$34.25	$32.74	$32.69	$31.95	$30.54

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except ratio data)	2020	2019	2019	2019	2019
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$188,427	$182,522	$180,896	$173,534	$167,385
Less: average intangible assets	(22,516)	(22,633)	(22,785)	(22,936)	(23,092)
Average tangible equity (non-GAAP)	$165,911	$159,889	$158,111	$150,598	$144,293

Return on average equity (GAAP)	5.32%	9.14%	4.29%	11.51%	10.83%
Return on average tangible equity (non-GAAP)	6.04%	10.43%	4.91%	13.27%	12.56%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items.  The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share and ratio data)	2020	2019	2019	2019	2019
NON-GAAP NET INCOME
Reported net income (GAAP)	$2,491	$4,204	$1,956	$4,981	$4,468
Net (gains) losses on security transactions (net of tax)	—	—	—	(14)	—
Net income (non-GAAP)	$2,491	$4,204	$1,956	$4,967	$4,468

Average basic and diluted shares outstanding	4,895	4,879	4,871	4,866	4,860

Reported basic and diluted earnings per share (GAAP)	$0.51	$0.87	$0.40	$1.02	$0.92
Reported return on average assets (GAAP)	0.55%	0.93%	0.44%	1.15%	1.03%
Reported return on average equity (GAAP)	5.32%	9.14%	4.29%	11.51%	10.83%

Basic and diluted earnings per share (non-GAAP)	$0.51	$0.87	$0.40	$1.02	$0.92
Return on average assets (non-GAAP)	0.55%	0.93%	0.44%	1.14%	1.03%
Return on average equity (non-GAAP)	5.32%	9.14%	4.29%	11.48%	10.83%

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone: 607-737-3714